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                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


                      ASV Co-Founder Edgar Hetteen Retires

         ASV Elects New Caterpillar Designate to its Board of Directors

         Grand Rapids, MN (May 31, 2005) -- ASV, Inc. (Nasdaq: ASVI) today announced that co-founder Edgar Hetteen has retired. Hetteen retired from his position of Vice President and Secretary after the Company's annual meeting held Friday, May 27, 2005. Hetteen also chose not to stand for reelection to ASV's Board of Directors. Hetteen and ASV Chairman and CEO Gary Lemke founded ASV in 1983 with a goal to develop and manufacture rubber track work vehicles. ASV has become the leader in rubber track technology, finishing 2004 with net sales of $161 million with 230 employees. Hetteen also founded the companies now operating as Polaris Industries Inc. (NYSE: PII) and Arctic Cat Inc. (Nasdaq:
ACAT).

         Commenting on the Hetteen's retirement, Lemke said, "Edgar Hetteen has had a tremendous impact on the business landscape and thousands owe him a debt of gratitude for the jobs and wealth he has created. We at ASV are no exception. As we've grown from a very small company to one of the fastest growing in the U.S., Edgar's wisdom, experience and entrepreneurial spirit have been an inspiration. Those who worked closely with him are better for it."

         At its annual shareholders' meeting held on Friday, May 27, 2005, shareholders also elected Kenneth J. Zika, retired Caterpillar Corporate Controller and Treasurer, to its Board of Directors. Mr. Zika was nominated as the new Caterpillar Inc. (NYSE: CAT) designate to the ASV Board. Mr. Zika will occupy the position previously held by Edward J. Rapp, Vice President with Caterpillar's Building Construction Products Division, who chose not to stand for reelection to ASV's Board. The agreements between ASV and Caterpillar allow Caterpillar to have representation on ASV's Board proportionate to its stock ownership in ASV. Caterpillar currently owns approximately 23% of ASV's outstanding common stock, but has chosen to maintain just one Board seat on ASV's current Board of nine members.

About ASV

        ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories, attachments and traction products. ASV also manufactures rubber-tracked undercarriages, some of which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com or Loegering's website at www.loegering.com.